Exhibit 23.3

The Board of Directors

The Very Good Food Company Inc.

We consent to the use of our report dated May 14, 2020, on the consolidated financial statements of The Very Good Food Company Inc., which comprise the consolidated statements of financial position as at December 31, 2019 and 2018, and the consolidated statements of comprehensive loss, changes in shareholders’ deficiency, and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, which is incorporated by reference in this Registration Statement on Form S-8 dated November 17, 2021 of The Very Good Food Company Inc.

Our report dated May 14, 2020 contains an explanatory note which describes events or conditions, that indicate that a material uncertainty exists that may cast significant doubt on The Very Good Food Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and our opinion is not modified in respect of this matter.

/s/ DMCL LLP

Chartered Professional Accountants

November 17, 2021

Vancouver, British Columbia, Canada